Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Offering Statement on Form 1-A of (Scienture Holdings, Inc. f/k/a TRxADE Health, Inc.) (the “Company”) of our report dated April 22, 2024, relating to our audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2023. Our report contains an explanatory paragraph that states the Company has experienced losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern.

CM3 Advisory

/s/ CM3 Advisory

San Diego, California

November 5, 2024